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As filed with the Securities and Exchange Commission on November 12, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                   FORM 8-A\A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

                  Chromatics Color Sciences International, Inc.
             (Exact Name of Registrant as Specified in its Charter)

             New York                                   13-3253392
     (State of Incorporation)              (I.R.S. Employer Identification No.)

                               5 East 80th Street
                               New York, NY 10021
                                 (212) 717-6544
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)


                                 With a copy to:
Darby S. Macfarlane                         Jeffrey E. LaGueux, Esq.
Chairperson of the Board  &                 Patterson, Belknap, Webb & Tyler LLP
Chief Executive Officer                     1133 Avenue of the Americas
5 East 80th Street                          New York, NY 10036-6710
New York, NY 10021                          (212) 336-2000
(212) 717-6544


If this form relates to the                If this form relates to the
registration  of a class of securities     registration of a class of securities
pursuant to Section 12 (b)  of the         pursuant to Section 12 (g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box.  |_|                                  box.   |_|

Securities  Act  registration  statement file number to which this form relates:
___________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                     Name of Each Exchange on Which
         to be so Registered                     Each Class is to be Registered

                None                                        None


Securities to be registered pursuant to Section 12(g) of the Act:


Purchase Rights for Class B Series 1 Preferred  Stock, par value $.001 per share
                    (Title of Class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.           Description of Securities to be Registered.

                  This Form 8A/A amends and supplements the information set forth in the Registration Statement on Form 8-A filed on January 5, 1999 by Chromatics Color Sciences International, Inc., a New York corporation (the "Corporation").

                  The Corporation has declared a dividend distribution of one preferred stock purchase right (a "Right") for each share of its common stock, par value $.001 per share (the "Common Stock"). Each Right, when it becomes exercisable, entitles the registered holder to purchase from the Corporation one one-hundredth of a share of a series of its Class B Preferred Stock, no par value (the "Class B Preferred Stock"), designated as the Class B Series 1 Preferred Stock, par value $.001 per share (the "B1 Preferred Stock"), at a purchase price of $28 per one one-hundredth of a share of B1 Preferred Stock, subject to adjustment. Each share of B1 Preferred Stock entitles the holder to 100 votes on all matter submitted to a vote of the shareholders of the Corporation and votes together with the shares of Common Stock and the shares of Class A Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), as a single class. Each share of B1 Preferred Stock will be entitled to an aggregate dividend per share, payable quarterly, equal to 100 times the amount of the dividend declared per share of Common Stock during such quarter. In the event that the amount of accrued but unpaid dividends on the


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shares of B1 Preferred Stock is equivalent to six full quarterly dividends or more, the holders of the shares of B1 Preferred Stock have the right, voting as a separate class, to elect two directors until all cumulative dividends on the shares of B1 Preferred Stock have been paid through the last quarterly dividend payment date. The shares of B1 Preferred Stock are not be redeemable. Upon any liquidation, dissolution or winding-up of the Corporation, after the payment in full of the liquidation preference of $.01 per share payable with respect to any outstanding shares of Class A Preferred Stock and the liquidation preference payable with respect to the outstanding shares of B2 Preferred Stock described below, the holders of B1 Preferred Stock and the holders of Common Stock will be entitled to receive all assets remaining on a pari passu basis with each share of Class B1 Preferred Stock being treated as 100 shares of Common Stock for this purpose. Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

                  The Corporation has issued 1,380,000 shares of its Class A Preferred Stock. Each share of Class A Preferred Stock is entitled to one vote per share and votes together with the Common Stock as a single class. The shares of Class A Preferred Stock are entitled to receive dividends at the rate of $.001 per anum as declared by the Board of Directors at its discretion before any dividends are paid on shares of Common Stock. In the event that the Corporation's earnings (i.e. pre tax operating income, before interest expense) for any two consecutive calendar years ending on December 31, 2000 do not exceed $20,000,000 and the closing bid price of the Common Stock has not been at least $31.11 on 30 consecutive trading days at any time ending on December 31, 2000, the Corporation will redeem all of the outstanding shares of Class A Preferred Stock at a price of $.01 per share, plus any declared but unpaid dividends.
Upon any liquidation, dissolution


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or winding-up of the Corporation, the Class A Preferred Stock has a liquidation priority over the Common Stock, the Class B Preferred Stock and any other class of capital stock of the Corporation issued and outstanding in the amount of $.01 per share.

                  The Corporation has issued 40,000 shares of a series of Class B Preferred Stock designated as the Class B Series 2 Convertible Preferred Stock, no par value (the "B2 Preferred Stock"). The shares of B2 Preferred Stock are subject to mandatory redemption by the Corporation for an amount in cash equal to $115 per share on June 15, 2002, if not sooner converted, unless the Corporation elects in its discretion to extend the redemption date to June 15, 2004. The shares of B2 Preferred Stock are not entitled to any dividend rights unless the Corporation elects to extend the redemption date of the shares to June 15, 2004, in which case dividends would accrue at the rate of $8.00 per share per annum from and after June 15, 2002 which may be paid in cash or shares of Common Stock at the option of the Corporation. Upon any liquidation, dissolution or winding-up of the Corporation, after the payment in full of the liquidation preference payable with respect to any outstanding shares of Class A Preferred Stock, the holders of shares of B2 Preferred Stock are entitled to receive the amount of $100 per share, together with all accrued but unpaid dividends, prior to the liquidation preference of the shares of B1 Preferred Stock and Common Stock described above.

Item 2.       Exhibits.

*1            Form of Rights Agreement.

**3.1         Registrant's Restated Articles of Incorporation.



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*        Incorporated  by reference to exhibit  bearing the same number from the
         Registrant's   Registration  Statement  on  Form  8-A  filed  with  the
         Securities and Exchange Commission on January 5, 1999.

** Incorporated by reference to exhibit bearing the same number from the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 23, 1999.



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  Chromatics Color Sciences International, Inc.


November 12, 1999                 By: /s/ Darby S. Macfarlane
                                     -----------------------------
                                       Darby S. Macfarlane
                                       Chairperson of the Board


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